Exhibit 5.1

December 23, 2015

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Re:	Registration Statement on Form S-4 (File No. 333-206649)

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 57,833,077 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 20, 2015 (the “Merger Agreement”), by and among Pinnacle Entertainment, Inc., the Company and Gold Merger Sub, LLC.

As Senior Vice President, General Counsel and Secretary of the Company, I am generally familiar with its legal affairs. In addition, I have examined (i) the Registration Statement, including the exhibits thereto; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to the date hereof; (iii) certain resolutions adopted by the Board of Directors of the Company; and (iv) such other corporate records and documents and such certificates of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law, as I have deemed appropriate as the basis for the opinions expressed below.

In making such examination and rendering the opinions set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that the Shares, when issued and delivered by the Company in accordance with the terms and conditions set forth in the Merger Agreement and in the manner contemplated by and in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

My opinion is limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

I assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Brandon J. Moore
Brandon J. Moore
Senior Vice President, General Counsel and Secretary

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